UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Zions Bancorporation

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ZIONS BANCORPORATION

One South Main, Suite 1134, Salt Lake City, Utah 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On

April 30, 2004

To the Shareholders:

The Annual Meeting of the Shareholders of Zions Bancorporation (“the Company”) will be held in the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101, on Friday, April 30, 2004, at 1:30 p.m. for the following purpose:

1.	To elect three directors for the terms specified in the attached Proxy Statement (Proposal 1).

2.	To ratify the appointment of the Company’s independent auditors for fiscal 2004 (Proposal 2).

The meeting will also be used to transact other business as may properly come before the shareholders. Your proxy is being solicited by the Board of Directors. For the reasons stated herein, your Board of Directors unanimously recommends that you vote “for” Proposals 1 and 2.

A Proxy Statement, Proxy Card, and a copy of the Annual Report on the Company’s operations during the fiscal year ended December 31, 2003 accompany this notice.

IT IS IMPORTANT THAT ALL SHAREHOLDERS ATTEND OR BE REPRESENTED AT THE MEETING. Shareholders who are unable to attend in person SHOULD IMMEDIATELY SIGN, DATE AND MAIL the accompanying Proxy Card in the enclosed envelope, which requires no postage.

The prompt return of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

If you plan to attend, please note that admission to the meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

Doyle L. Arnold

Corporate Secretary

Salt Lake City, Utah

March 15, 2004

PROXY STATEMENT

ZIONS BANCORPORATION

One South Main, Suite 1134, Salt Lake City, Utah 84111

ANNUAL MEETING OF SHAREHOLDERS

April 30, 2004

VOTING AT THE MEETING

Your proxy is solicited by your Board of Directors. It will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of directors listed below; and

➢	FOR ratification of the Company’s independent auditors for fiscal 2004.

You may revoke your proxy at any time before it is voted by giving written notice to the Secretary, Zions Bancorporation, or by mailing a later dated proxy, or by voting in person at the meeting.

The only shares that may be voted are the 89,683,386 shares of Common Stock outstanding at the close of business on February 23, 2004, the Record Date for the meeting. Each share is entitled to one vote.

Where some or all of the shares represented by the duly executed and returned proxy of a broker or other nominee are not voted on one or more items, pursuant to the rules of the national securities exchange of which the nominee is a member or of the National Association of Securities Dealers or otherwise, the shares will be treated as represented at the meeting but not voted. Directors are elected by a plurality of the votes cast at the meeting, with the three persons receiving the highest number of votes to be elected. On all other matters, the action will be approved if a quorum is present and the number of shares voted in favor of the action exceeds the number of shares voted against the action.

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of stock held in a broker or nominee name. Directors, officers and employees of the Company may solicit proxies in person or by mail or telephone, but will receive no extra compensation for doing so. This Proxy Statement is first being mailed to the shareholders of Zions Bancorporation on or about March 23, 2004.

NOMINATION AND ELECTION OF DIRECTORS

(Proposal 1)

It is intended that the proxies received will be voted for the election of nominees for director named herein unless otherwise indicated. In case any of the nominees named herein is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who shall be designated by the present Board of Directors to fill such vacancy. Dr. Steven Wheelwright was recommended to the Nominating and Corporate Governance Committee by nonmanagement members of the Board. Directors are elected by a plurality of the votes cast at the meeting, with the three persons receiving the highest number of votes to be elected.

The following persons are nominated for election as directors for the specified term. Until their successors are elected and qualified, they will, together with other directors presently in office, constitute the entire elected Board of Directors:

Three-year Term

Roger B. Porter

L. E. Simmons

Steven C. Wheelwright

The Board of Directors recommends that the Shareholders vote FOR the election of the nominees for director set forth above.

The following information is furnished with respect to each of the nominees for election as directors, as well as for directors whose terms of office will not expire prior to the Annual Meeting of Shareholders:

Nominees	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
Roger B. Porter(1, 2, 3)	IBM Professor of Business and Government, Harvard University; Assistant to the President for Domestic and Economic Affairs, The White House, 1989-1993; Director, National Life Insurance Co., Pactiv Corporation, and Tenneco Automotive, Inc.	1993	2004	57

L. E. Simmons(2, 4, 6)	President, SCF Partners, L.P. (Private Equity Investment Management), Houston, Texas; Chairman, Oil States International; Director, VARCO International and ExpressJet Holdings.	1978	2004	57

Steven C. Wheelwright	Baker Foundation Professor, Senior Associate Dean, Director of Publications Activities, Harvard Business School; leave of absence, ecclesiastical mission for The Church of Jesus Christ of Latter-day Saints, 2000-2003; Senior Associate Dean and Director of Faculty Hiring and Planning, Harvard Business School, 1998-2000. Senior Associate Dean and Chairman of the MBA Program, 1995-1998.	(Proposed)		60

DIRECTORS WITH UNEXPIRED TERMS OF OFFICE

Directors	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
Jerry C. Atkin(2, 3)	Chairman, President and Chief Executive Officer, SkyWest Airlines, St. George, Utah; Director, SkyWest, Inc.	1993	2005	55

R. D. Cash(2, 5)	Former Chairman, President and Chief Executive Officer, Questar Corporation, Salt Lake City, Utah; Former Director, Zions First National Bank; Director, Questar Corporation, Questar Market Resources, Associated Electric and Gas Insurance Services Limited, National Fuel Gas; Former Director of Federal Reserve Bank of San Francisco (Salt Lake City Branch) and Energen Corp.	1989	2006	61

Patricia Frobes(4)	Group Senior Vice President for Legal Affairs and Risk Management and General Counsel, The Irvine Company, Newport Beach, California; Vice Chair and General Partner, O’Melveny & Myers, 2001-2003; General Partner, O’Melveny & Myers, 1979-2001.	2003	2006	57

Richard H. Madsen(1, 3)	Former Chairman, President and Chief Executive Officer, ZCMI, 1990-2000.	1994	2006	65

Stephen D. Quinn(1, 5)	Retired, former Managing Director, and former General Partner, of Goldman, Sachs & Co.; Director, Group 1 Automotive, Inc.	2002	2005	48

Harris H. Simmons(2, 6)	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation and O.C. Tanner Co.	1989	2006	49

Shelley Thomas Williams(4, 5)	Senior Director of Communications and Public Affairs, Huntsman Cancer Institute; Director, The Regence Group, Portland, Oregon; Senior Vice President of Communications and Public Affairs, Salt Lake Organizing Committee for the Olympic Winter Games of 2002, 1997-2000.	1998	2005	52

(1)	Member of the Audit Committee

(2)	Member of the Executive Committee

(3)	Member of the Executive Compensation Committee

(4)	Member of the Credit Review Committee

(5)	Member of the Nominating and Corporate Governance Committee

(6)	Harris H. Simmons (Chairman, President and Chief Executive Officer of the Company) is the brother of L.E. Simmons (a member of the Board of Directors of the Company).

COMPENSATION OF DIRECTORS

As of April 2003, the Company’s outside directors received a $20,000 annual retainer ($12,000 prior to April 2003) and $1,250 for each regular and special meeting attended ($1,000 prior to April 2003). Members of the committees received $1,000 for each committee meeting attended ($750 prior to April 2003). The Chairman of the Audit Committee received an additional $10,000 annual retainer ($6,000 prior to April 2003) and the other members of the Audit Committee received an additional $3,000 annual retainer. Each of the retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Non-employee directors are also granted nonqualified stock options annually. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for meetings of the Board of Directors or its committees.

The Company maintains a Deferred Compensation Plan for directors whereby a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either an unsecured note or shares of the Company’s common stock based upon the director’s election, subject to plan limitations. Settlement is made only in cash and is based on the amount of the unsecured note plus accrued interest or the then current market value of the stock.

BOARD OF DIRECTORS AND COMMITTEES

Zions has a strong commitment to good corporate governance and to the highest standards of ethical conduct. Since our last shareholders’ meeting, the Board of Directors has taken a number of actions designed to ensure compliance with the rapidly changing laws, rules and regulations that govern our business. These actions include updating our Corporate Governance Guidelines and the charters of each of the standing committees described below.

The Board of Directors held nine meetings during the fiscal year ending December 31, 2003. In addition, those directors whom the Board has determined are independent as defined by The Nasdaq Stock Market met regularly in executive session. The chair of the Executive Committee, R. D. Cash, who is an independent director, serves as the presiding director at each such executive session. Of the Board’s five standing committees, the Executive Committee did not meet in 2003, the Audit Committee met fifteen times, the Executive Compensation Committee met five times, the Credit Review Committee met three times, and the Nominating and Corporate Governance Committee met three times. Membership in these committees is indicated previously in the listing of directors. One director missed one board meeting. Each director attended all of the meetings of the Committees on which he or she served and the Company’s annual meeting of the shareholders in Salt Lake City in April of 2003. All directors are expected to make every effort to attend the six regularly scheduled meetings of the Board, meetings of committees of which they are members, the organizational meeting held in conjunction with the Company’s annual shareholders’ meeting, and the Company’s annual shareholders’ meeting.

Each of the Committee’s charters (other than that of the Executive Committee), the Company’s Corporate Governance Guidelines, and our Code of Business Conduct and Ethics governing our directors, officers and employees is posted on the Company’s website at www.zionsbancorporation.com. In addition, information concerning purchases and sales of our equity securities by our executive officers and directors is available on our website.

The Executive Committee reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval of the entire Board. The Executive Committee does not have authority to amend the Articles of Incorporation or Bylaws, adopt a plan of merger, or to recommend to shareholders the sale of all or substantially all of the Company’s assets.

The Audit Committee is composed of three directors, each of whom is independent as defined by the rules of the Securities and Exchange Commission (“SEC”), the listing standards of The Nasdaq Stock Market and the Company’s Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter is included as Appendix A. The Board of Directors has determined that each member of the Audit Committee is financially literate. The Board has also determined that Mr. Stephen D. Quinn is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of The Nasdaq Stock Market.

The Executive Compensation Committee is composed of three directors, each of whom is independent as defined by the listing standards of The Nasdaq Stock Market and the Company’s Corporate Governance Guidelines. The Executive Compensation Committee reviews and makes recommendations to the Board concerning the compensation of the Company’s executive officers and reviews and reports to the Board on any employment or consulting contracts with executive officers.

The Credit Review Committee is a committee composed of directors from the Company and Zions First National Bank. The Committee monitors the results of internal credit examinations, and reviews adherence to policies established by the Board and by management with respect to lending, as well as general management issues, for all of the Company’s subsidiary banks.

The Nominating and Corporate Governance Committee is composed of three directors, each of whom is independent as defined by the listing standards of The Nasdaq Stock Market and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of the Board, reviews potential candidates for Board membership and recommends nominees to the Board.

In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; (6) the ability and skill set required to chair Board committees; and (7) relevant significant experience in public companies.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Zions Bancorporation and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the Chairman of the Committee enters into a discussion with that nominee. The Committee will consider nominees recommended by shareholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2005 Annual Meeting should follow the process set forth in the Company’s Bylaws described on page 21 under “Other Business”.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2003, the Committee met fifteen times, and discussed with the CEO, CFO, controller and independent auditors the interim financial and other information contained in each quarterly earnings announcement and filing with the SEC, as well as the annual report prior to their public release. In discharging its oversight responsibility, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and discussed with the auditors their independence and any relationships that may impact their objectivity and independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Zions Bancorporation internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards including, among others, Statement on Auditing Standards No. 61 and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s independent auditors. The Committee also discussed the results of the internal audit examinations. The Committee reviewed the co-sourced internal auditing services and has decided to conclude this aspect of the relationship with Ernst & Young prior to December 31, 2003, in accordance with new regulatory requirements. Ongoing co-sourced internal audit services are now obtained from PricewaterhouseCoopers, commencing late 2003.

The Committee’s Charter was amended and revised effective February 26, 2004, and is attached as Appendix A. Significant changes include the Committee’s decision to review the opinions expressed by the Company’s Credit Examination Department on the adequacy and consistency of the Allowance for Loan and Lease Losses. Also, the Committee’s review and discussion of quarterly summaries of compliance activities across the Company as presented to the Committee by the Corporate Compliance Officer is now formalized in the Charter. In addition, the audit committee held regular executive sessions and private meetings with members of Company management, regulators of the Company, internal auditors and independent auditors, and performed other actions deemed necessary to discharge the Committee’s responsibilities. The Committee conducted a performance self-evaluation for review with the Board that compared the performance of the Audit Committee with the requirements of its Charter.

The Committee reviewed the audited financial statements of Zions Bancorporation as of and for the year ended December 31, 2003 with management and the independent auditors. Management has responsibility for the preparation of the Zions Bancorporation financial statements and the independent auditors have responsibility for the examination of those financial statements. Relying on the reviews and discussions described above, the Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Roger B. Porter, Chairman

Richard H. Madsen

Stephen D. Quinn

February 26, 2004

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company.

Individual	Principal Occupation During Past Five Years(1)	Officer Since		Age
Harris H. Simmons	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation and O.C. Tanner Co.	1981		49

Bruce K. Alexander	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Vectra Bank Colorado; Executive Director, Denver Urban Renewal Authority, 1999-2000; Executive Vice President of Bank One, 1977-2000.	2000		51

A. Scott Anderson	Executive Vice President of the Company; President and Chief Executive Officer of Zions First National Bank.	1997	(2)	57

Doyle L. Arnold	Executive Vice President, Chief Financial Officer and Secretary of the Company; Executive Vice President of Zions First National Bank; prior to December 2001, Chief Financial Officer of Bankserv, Inc., 2000-2001; Group Executive Vice President for Corporate Strategy and Development of BankAmerica Corporation, 1997-1999.	2001		55

Nolan Bellon	Senior Vice President and Controller of the Company.	1998	(3)	55

David E. Blackford	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of California Bank & Trust; Managing Director of California Bank & Trust, 1998-2001.	2001	(5)	55

Danne L. Buchanan	Executive Vice President of the Company; President and Chief Executive Officer, NetDeposit, Inc.	1995		46

Gerald J. Dent	Executive Vice President of the Company; Executive Vice President of Zions First National Bank.	1987		62

Michael DeVico	Executive Vice President of the Company; Chief Executive Officer of Xpede, 2000-2001; prior to January 2000, Executive Vice President of Bank of America.	2001		43

George Feiger	Executive Vice President of the Company; Senior Adviser to The Monitor Group, September 2002-August 2003; Partner of Capco, May 2001-August 2002; CEO of N2F New Network Finance AG, April 2000-April 2001; prior to April 2000, General Manager of UBS AG.	2003		54

John J. Gisi	Executive Vice President of the Company; Chairman and Chief Executive Officer of National Bank of Arizona.	1994		58

Individual	Principal Occupation During Past Five Years(1)	Officer Since		Age
W. David Hemingway	Executive Vice President of the Company; Executive Vice President of Zions First National Bank; Director, Farmer Mac and Federal Home Loan Bank of Seattle.	1997	(4)	56

Clark B. Hinckley	Senior Vice President of the Company.	1994		56

William E. Martin	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Nevada State Bank; President and Chief Executive Officer of Pioneer Citizens Bank of Nevada, 1989-2000.	2000		62

Stanley D. Savage	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of The Commerce Bank of Washington; prior to April 2001, Executive Vice President of Bank of America.	2001		58

Merrill S. Wall	Executive Vice President of the Company; Executive Vice President of California Bank & Trust.	2001	(5)	56

(1)	Officers are appointed for indefinite terms of office and may be replaced at the discretion of the Board of Directors.

(2)	Officer of Zions First National Bank since 1990.

(3)	Officer of Zions First National Bank since 1987.

(4)	Officer of Zions First National Bank since 1977.

(5)	Officer of California Bank & Trust since 1998.

PRINCIPAL HOLDERS OF VOTING SECURITIES

As of February 23, 2004, there were no principal common shareholders (5% or more) of the Company known to the Company.

Set forth below is the beneficial ownership, as of February 23, 2004, of the Company’s common stock by each of the Company’s directors (including the chief executive officer), each of the four most highly compensated executive officers listed under “Executive Compensation” (other than the chief executive officer) and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options that are exercisable within sixty days of February 23, 2004.

Directors and Officers	No. of Shares Beneficially Owned		% of Class
Bruce K. Alexander	52,084		*	(1)
A. Scott Anderson	86,242		*	(1)
Doyle L. Arnold	45,242		*	(1)
Jerry C. Atkin	32,800		*	(1)
Nolan Bellon	45,456		*	(1)
David E. Blackford	35,505		*	(1)
Danne L. Buchanan	87,248		*	(1)
R. D. Cash	50,000	(2)	*	(1)

Directors and Officers	No. of Shares Beneficially Owned		% of Class
Gerald J. Dent	200,288		*(1)
Michael DeVico	33,015		*(1)
George Feiger	49		*(1)
Patricia Frobes	1,000		*(1)
John J. Gisi	135,979		*(1)
W. David Hemingway	213,392		*(1)
Clark B. Hinckley	95,048		*(1)
Richard H. Madsen	231,090		*(1)
William E. Martin	64,972		*(1)
Roger B. Porter	26,000	(2)	*(1)
Stephen D. Quinn	5,000		*(1)
Stanley D. Savage	33,533		*(1)
Harris H. Simmons	2,596,480	(3)	2.86%
L. E. Simmons	2,213,420	(2,3)	2.44%
Shelley Thomas Williams	15,825		*(1)
Merrill S. Wall	45,554		*(1)
Steven C. Wheelwright(4)	0		0
All directors and officers as a group (25 persons)	4,337,805		4.79%

(1)	Immaterial percentage of ownership (Less than 1%)

(2)	These individuals also own stock through the Company’s Deferred Compensation Plan for Directors that is not included in the above totals. The amount of stock held as of February 23, 2004 was as follows: Mr. Cash, 27,509 shares; Mr. Porter, 13,105 shares; and Mr. L.E. Simmons, 8,350 shares.

(3)	Totals include 1,814,488 shares attributed to each individual through serving as a director in a company holding such shares and 192,929 shares attributed to each individual through a family foundation.

(4)	Dr. Wheelwright is a nominee to become a director as detailed in Proposal 1 (see page 2).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in their ownership with the SEC. The secretary of the Company acts as a compliance officer for such filings of its officers and directors, and prepares reports for such persons based on information supplied by them. Based solely on its review of such information, the Company believes that for the period from January 1, 2003 through December 31, 2003, its officers and directors were in compliance with all applicable filing requirements, except that Mr. Hinckley filed one late report on phantom shares received through the Company’s Deferred Compensation Plan (due to a company oversight); and Mr. Hemingway filed one late report on shares exercised and sold (due to a company oversight), and late reports on phantom shares received through the Company’s Deferred Compensation Plan throughout 2003 (due to a company oversight).

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation earned from the Company for services rendered during fiscal years 2003, 2002 and 2001 for the person who was chief executive officer at the end of the last fiscal year and the four most highly compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 in 2003 as determined in accordance with the rules of the SEC.

Summary Compensation Table

		Annual Compensation(2)		Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)(3)(4)	Bonus ($)(5)	Restricted Stock Awards($)		Value- Sharing ($)(6)	Securities Underlying Options(#)(7)	All Other Compensation ($)(4)(8)
Harris H. Simmons	2003	675,000	400,000	0		207,939	61,000	58,359
Chairman, President and	2002	550,000	0	0		153,500	61,000	79,730
Chief Executive Officer	2001	525,000	375,000	0		323,310	61,000	78,274
Zions Bancorporation

David E. Blackford(1)	2003	430,000	250,000	0		98,200	30,000	133,631
Chairman, President and	2002	417,308	240,000	135,672	(9)	0	30,000	3,256,448	(10)
Chief Executive Officer	2001	378,996	200,000	131,016	(9)	0	30,000	1,016,971	(11)
California Bank & Trust

A. Scott Anderson	2003	350,000	217,500	0		94,518	32,500	72,927
President and	2002	339,231	200,000	0		110,520	35,000	83,403
Chief Executive Officer	2001	320,000	208,000	0		228,804	30,000	46,470
Zions First National Bank

Doyle L. Arnold(12)	2003	333,000	220,000	0		0	42,000	76,227	(13)
Executive Vice President,	2002	318,000	220,000	0		0	42,000	97,268	(13,14)
Chief Financial Officer	2001	5,796	15,000	0		0	15,000	0
Zions Bancorporation

Stanley D. Savage(15)	2003	280,000	220,000	0		0	15,000	15,804
Chairman, President and	2002	273,000	220,000	0		0	15,000	16,205
Chief Executive Officer	2001	170,000	190,000	0		0	25,000	0
The Commerce Bank of
Washington

(1)	Mr. Blackford’s employment by the Company commenced 1998. He has served as President of California Bank & Trust since 2001.

(2)	The column for other annual compensation has been omitted since the only items reportable thereunder for the named persons are perquisites, which did not exceed the lesser of $50,000 or 10% of salary and bonus for any of the named persons.

(3)	Includes all contributions to the Company’s Payshelter 401(k) and Employee Stock Ownership Plan, (and prior to 2003, the Employee Stock Savings Plan and Employee Investment Savings Plan), and Employee Medical Plan made through salary reductions and deferrals.

(4)

All employees of the Company who are at least twenty-one years of age are eligible to participate in the Company’s Payshelter 401(k) and Employee Stock Ownership Plan, which is a defined contribution plan qualified under 401(k) of the Internal Revenue Code. The plan permits contributions from participants on a tax-deferred basis in increments of one percent of compensation, up to a maximum of $12,000 ($14,000 for participants age 50 and above) in 2003.

The Company’s contributions are determined by reference to the employees’ contributions and are not discretionary. Vesting occurs upon contribution. The maximum Company match is 4% of participant’s compensation with a maximum contribution of $8,000 in 2003. Participant contributions are included in amounts shown as “Salary,” above. The Company’s matching contributions are included under “All Other Compensation,” above. Additionally, the Plan includes a noncontributory profit sharing benefit based upon the Company’s return on equity. In 2003 this benefit amounted to 3% of compensation, with maximum eligible compensation of $200,000. A benefit in the amount of 3% of salary in eligible compensation in excess of $200,000 was accrued under the Deferred Compensation Plan (see footnote 8). To receive this benefit, employees must have at least one year of service, and have worked at least 1,000 hours in the previous twelve months. The benefit is subject to “cliff vesting” after five years of service. For each of the persons named above, the amounts accrued under the Payshelter 401(k) and Profit Sharing Plan for 2003, 2002 and 2001 were as follows, respectively: Mr. Simmons, $14,000, $5,500, and 5,250; Mr. Blackford, $14,000, $2,750, and $2,625; Mr. Anderson, $14,000, $10,000, and $6,375; Mr. Arnold, $14,000, $3,710, and $0; and Mr. Savage, $6,000, $0, and $0.

(5)	Cash bonuses are reported in the year earned but are paid in the following year. Bonuses for Mr. Harris H. Simmons are established by the Executive Compensation Committee of the Board of Directors. Bonuses for the named executive officers are recommended by the Executive Compensation Committee, and approved by the Board of Directors. Bonuses are discretionary, but are generally based upon the operating results of the Company and the performance of the individuals.

(6)	Amounts shown reflect payments actually made in each respective year, based upon the Company’s financial performance during the preceding four years. Awards shown do not include amounts accrued by the Company against its potential future liability under the Senior Management Value-Sharing Plan, a deferred bonus plan for senior management. The Company estimates its annual accrual against future payouts under the plan each year by applying the formula established for each award fund by the Board of Directors to the Company’s performance in the year. For each of the persons named above, the amounts accrued for 2003, 2002 and 2001 were as follows, respectively: Mr. Simmons, $478,815, $(163,730), and $502,239; Mr. Blackford, $427,123, $(11,244), and $70,620; Mr. Anderson, $333,361, $(111,215), and $324,988; Mr. Arnold, $195,773, $12,825, and $0; and Mr. Savage, $60,375, $9,483, and $23,700. See “Long Term Incentive Compensation Plan” that follows.

(7)	Options shown were issued under the Company’s Key Employee Incentive Stock Option Plan. The plan is administered by the Executive Compensation Committee. Options granted have an exercise price equal to the fair market value on the date of grant, vest over a term of three years, and expire in seven years. In the event of a change in control of the Company as defined in the plan, the options will become fully vested and exercisable. If any employee holding such options is terminated, other than for cause as defined in the plan, within two years following such change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

(8)	Includes amounts accrued under the Company’s Supplemental Executive Retirement Plan (“SERP”) and Deferred Compensation Plan (Executive Management Restoration Benefits). For additional details regarding these plans, please see page 14. For each of the persons named above, the amounts accrued under the SERP for 2003, 2002, and 2001 were as follows, respectively: Mr. Simmons, $25,501, $74,230, and $73,024; Mr. Blackford, $8,817, $39,873, and $0; Mr. Anderson, $26,682, $73,403, and $40,095; Mr. Arnold, $0, $0, and $0; and Mr. Savage, $804, $16,025, and $0. Amounts for 2003 reflect only interest credits on the account balance as there are no more earnings credits to the SERP after 2002. The amounts accrued under the Deferred Compensation Plan (Executive Management Restoration Benefits) for 2003, 2002, and 2001 were as follows, respectively: Mr. Simmons, $18,858, $0, and $0; Mr. Blackford, $110,814, $0, and $0; Mr. Anderson, $32,245, $0, and $0; Mr. Arnold, $12,227, $0, and $0; and Mr. Savage, $9,000, $0, and $0.

(9)

Mr. Blackford, as a part of his compensation agreement upon joining the Company, was given a grant of 9,600 shares of restricted stock, which vested 25% (2,400 shares) upon each anniversary of the grant in

1999, 2000, 2001, and 2002. The market values of the shares vesting on May 18 of 2000, 2001, and 2002 were $99,300, $131,016, and $135,672, respectively. At December 31, 2003, Mr. Blackford no longer held any shares of vested restricted stock.

(10)	Mr. Blackford received a payout of $3,213,825 under the California Bank & Trust Mid-term Incentive Plan (“Mid-term Plan”). Effective January 1, 1999, the Company’s California banking subsidiary, California Bank & Trust (“CB&T”), adopted this long-term compensation plan. The Mid-term Plan covered a number of senior and mid-level executives and managers of CB&T, including Mr. Blackford. Each initial participant in the Mid-term Plan was awarded participation units equal to a defined percentage of the total compensation pool (“award fund”) in the Plan. The amount of the award fund was based on the cumulative pre-tax earnings of CB&T for the four years ending December 31, 2002 in excess of a base amount, and subject to adjustment to exclude amortization of intangibles and to certain other adjustments.

(11)	Mr. Blackford, as a part of his compensation agreement upon joining the Company, was extended a loan. In 2001, the Company, as part of his compensation agreement, forgave that indebtedness in the amount of $1,014,346, which amount is included in All Other Compensation for that year.

(12)	Mr. Arnold’s employment by the Company commenced December 2001.

(13)	Mr. Arnold receives a $50,000 payment each year for three years until he becomes eligible to receive payments under the Senior Management Value-Sharing Plan, a deferred bonus plan for senior management described above in footnote 6.

(14)	Mr. Arnold was reimbursed $43,558 for his relocation to Salt Lake City, Utah.

(15)	Mr. Savage’s employment by the Company commenced April 2001. Mr. Savage is subject to a personal incentive agreement under which he is to receive a bonus upon the completion of five years of service. The bonus is based upon achieving certain financial benchmarks for The Commerce Bank of Washington. If performance to date were to continue for the duration of the plan period, the amount of the bonus would approximate $504,000. The maximum possible payment that can be achieved under this bonus arrangement is approximately $3.0 million.

Stock Option Grants in Fiscal Year 2003

The following table shows the number of shares with respect to which options were granted during 2003 to each of the named persons, together with the percentage of all grants to employees that the grant to the named person represents, the exercise price of such option, and the expiration date of the option.

	Individual Grants
Name	Number of Shares Underlying Options Granted (#)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5% ($)	10% ($)
Harris H. Simmons	40,700	1.93%	42.00	01-21-2010	695,897	1,621,737
	20,300.96%		48.02	04-24-2010	396,844	924,815
David E. Blackford	20,000	0.95%	42.00	01-21-2010	341,964	796,922
	10,000	0.48%	48.02	04-24-2010	195,490	455,574
A. Scott Anderson	23,300	1.11%	42.00	01-21-2010	398,388	928,415
	9,200	0.44%	48.02	04-24-2010	179,850	419,128
Doyle L. Arnold	28,000	1.33%	42.00	01-21-2010	478,750	1,115,691
	14,000	0.67%	48.02	04-24-2010	273,685	637,804
Stanley D. Savage	10,000	0.48%	42.00	01-21-2010	170,982	398,461
	5,000	0.24%	48.02	04-24-2010	97,745	227,787

(1)

Potential realizable value is based on an assumption that the price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

(2)	The Executive Compensation Committee of the Board of Directors administers the Company’s Key Employee Incentive Stock Option Plan. The Executive Compensation Committee determines the eligibility of employees, the number of shares to be granted and the terms of such grants. All stock options granted in fiscal year 2003 have an exercise price equal to the fair market value on the date of grant, vest 33.3% per year beginning one year after date of grant, and have a term of seven years. In the event of a change in control of the Company as defined in the plan, the options will become fully vested and exercisable. If any employee holding such options is terminated, other than for cause as defined in the plan, within two years following such change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

In accordance with the terms of the Non-Employee Directors Stock Option Plan, nonqualified options were granted to each non-employee director as of April 2003. Each grant is an option to purchase 4,000 shares at $48.88 per share. The options vest and become exercisable in four equal installments of 1,000 shares beginning six months after the date of grant and continuing at one-year intervals thereafter. The 2003 options expire on April 27, 2013.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth the number of shares acquired by any of the named persons upon exercise of stock options in 2003, the value realized through the exercise of such options, and the number of unexercised options held by such persons, including both those which are presently exercisable, and those which are not presently exercisable.

Name	Shares Acquired Upon Option Exercise(#)	Value Realized($)	Number of Shares Underlying Unexercised Options at 12-31-03(#)		Value of Unexercised In-the- Money Options At 12-31-03(1)($)
			Exercisable	Not Exercisable	Exercisable	Not Exercisable
Harris H. Simmons	40,000	379,200	193,999	122,001	2,047,798	1,509,551
David E. Blackford	31,300	260,207	24,999	60,001	148,723	746,772
A. Scott Anderson	52,333	521,012	57,333	65,834	257,809	820,871
Doyle L. Arnold	0	0	29,000	70,000	306,780	941,360
Stanley D. Savage	0	0	21,666	33,334	168,261	401,289

(1)	Potential unrealized value is (i) the fair market value at fiscal 2003 year-end ($61.34) less the option exercise price, times (ii) the number of shares.

Long Term Executive Incentive Compensation Plan

The following table sets forth certain information regarding awards made in 2003 pursuant to the Company’s Senior Management Long Term Executive Incentive Compensation Plan (“Value Sharing Plan”). This plan is intended to encourage the creation of long-term shareholder value by providing cash bonuses to certain officers of the Company if certain objective performance criteria are achieved. The Value Sharing Plan is administered by the Executive Compensation Committee, which is comprised entirely of outside directors as defined under Section 162(m) of the Internal Revenue Code. In 2003, the Executive Compensation Committee granted certain members of senior management units of participation in the Value Sharing Plan. The Value Sharing Plan is funded based upon the achievement of objectively measured performance targets by the Company and/or its subsidiary banks over a three year “award period” (four years prior to 2003). Distributions under the plan are determined by allocating award funds among the holders of units of participation in the plan in proportion to the number of units held by the participant. An award fund is established for the Company and for each subsidiary bank. The size of each award fund is determined according to a formula, which uses the Company’s aggregate earnings per share (or, in the case of a subsidiary bank, the aggregate earnings as adjusted to reflect certain intercompany allocations) over the award period, with an adjustment based upon the marginal return on equity (“ROE”) over the same period. Marginal ROE is defined as the change in net income over the three-year period (relative to three times the 2002 base period net income), divided by the change in required shareholders-equity at an assumed tangible equity level of 5.5%. Relatively higher levels of earnings and ROE result in relatively larger award funds. The Executive Compensation Committee may curtail the award fund, or the participation of any employee, in its sole discretion. In any case, no single award to an employee may exceed $6.4 million.

The aggregate award fund established in 2003 ranged in amount from approximately $13.9 million for an adjusted EPS growth rate of 5% annually over the three years beginning in 2003, to a maximum of $47.8 million, corresponding to an adjusted earnings growth rate of 24% annually for such period. The award funds will be adjusted by a factor determined by the marginal ROE for the period. If the marginal ROE is less than 11%, the award adjustment factor will be 0, and there will be no amounts paid under the Plan. Marginal ROEs of 14%, 17%, 20% and 21.5% produce award adjustment factors of 1.0, 1.5, 2.0 and 2.25, respectively. Interpolations are made if the marginal ROE falls between these levels. The maximum adjustment factor is 2.25 for a marginal ROE of 21.5% or greater. Accordingly, the maximum aggregate of all payments possible under the 2003-2005 award funds is $137.9 million. Adjustments are to be made for stock splits, stock dividends and other changes to the Company’s capitalization.

Each member of senior management designated by the Executive Compensation Committee to participate in the Plan for the 2003-2005 period has been given units in one or more award funds, depending on the scope and nature of the participant’s responsibilities. The following table sets forth estimated future payouts for the named individuals under the award funds established in 2003 based on the following assumptions, respectively: the threshhold amount represents the minimum amount payable under the Plan ($0); Example #1 represents the amount that would be paid if the annual earnings (or, in the case of the Company award fund, earnings per share) growth rate during the period is 9% (as to which there can be no assurance) and the marginal ROE is 17% (also as to which there can be no assurance); Example #2 represents the amount that would be paid if the annual earnings (or, in the case of the Company award fund, earnings per share) growth rate during the period is 15% (as to which there can be no assurance) and the marginal ROE is 24% (also as to which there can be no assurance); the maximum amount represents the maximum possible amount payable to the named individuals from the award funds established in 2003.

Name	Number of Performance Units	Performance Period Until Payout	Estimated Future Payout of Value Sharing Plan
			Threshold ($)	Example #1 ($)	Example #2 ($)	Maximum ($)
Harris H. Simmons	1,500,000	3 Years	0	1,788,446	4,649,876	6,403,449
David E. Blackford*	854,000	3 Years	0	1,006,492	2,616,791	3,645,372
A. Scott Anderson*	770,000	3 Years	0	867,737	2,256,042	3,289,694
Doyle L. Arnold	825,000	3 Years	0	983,645	2,557,432	3,521,897
Stanley D. Savage*	370,000	3 Years	0	436,708	1,135,193	1,573,740

*	One half of this individual’s Performance Units were attributable to the Company award fund, with the balance being attributable to the award fund of the subsidiary bank for which the individual serves as CEO.

Retirement Plans

Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan

The Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan is a combination of an employee stock ownership plan (ESOP) and a profit sharing plan. Participants may contribute between one and fifty percent of their earnings on a tax-deferred basis, up to a maximum of $12,000 in 2003. The Company provides a matching contribution of up to 4% of compensation in the form of Company common stock. Participants may diversify their Company matching contribution into any of the Plan’s array of mutual funds after five years of service.

Effective January 1, 2003, the Company replaced its cash balance defined benefit retirement plan with the profit sharing benefit in which payouts are based upon the Company’s performance according to a discretionary formula approved annually by the Board of Directors. For 2003, the benefit was equal to 3% of eligible compensation. The annual Company contribution is invested primarily in Company common stock and vesting is based on a “cliff vesting” schedule. The maximum profit sharing benefit payable under the Plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended from time to time. Under current regulations, compensation for the purpose of determining benefits in 2004 cannot exceed $205,000.

Profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Deferred Compensation Plan. The Deferred Compensation Plan also restores profit sharing contributions attributable to deferred compensation.

Deferred Compensation Plan (Executive Management Restoration Benefits)

Effective January 1, 2003, amendments to the Deferred Compensation plan were made that will result in further benefit accruals to restore benefits for employees previously covered under the Supplemental Executive Retirement Plan (“SERP”) described below. These employees will receive accruals under the Deferred Compensation Plan in the form of employer contribution credits without regard to whether they also elect deferral of compensation under the Deferred Compensation Plan. Only SERP-eligible employees meeting the grandfathering provisions as of December 31, 2002 will be eligible for this restoration benefit. The level of credit depends on each employee’s age and status in the Zions Bancorporation Defined Benefits Plan after December 31, 2002.

The following table illustrates the 2003 additions to the Qualified Profit Sharing Plan as well as the restoration benefits provided under the Deferred Compensation Plan.

	Qualified Profit Sharing Plan	Nonqualified Restoration of Benefits Due to Internal Revenue Code Limitations
Harris H. Simmons	$6,000	$18,858
David E. Blackford	6,000	52,965
A. Scott Anderson	6,000	13,819
Doyle L. Arnold	6,000	8,927
Stanley D. Savage	6,000	9,000

Cash Balance Plan

Benefit accruals under the Company’s cash balance defined benefit retirement plan have been frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees will continue to accrue earnings and interest credits to their cash balance accounts in the plan. All other participants will accrue interest credits only.

Supplemental Executive Retirement Plan (SERP)

The SERP is an unfunded, nonqualified plan established January 1, 1994 to restore pension benefits lost by certain highly compensated employees of the company. The Board of Directors determines the participants in the SERP from among those employees of the Company who are primarily members of the Executive Management Committee.

Effective December 31, 2002, benefit accrual under the SERP was frozen in conjunction with the freezing of the cash balance defined benefit retirement plan. Of the persons named below, Mr. Anderson is grandfathered under this plan. The others accrued only interest credits in 2003.

The following table illustrates the estimated annual benefits and equivalent lump sum cash balance payable under the plan at age 65 based on a combination of the basic pension plan and the SERP. Estimated annual pension and lump sum cash balance amounts at age 65 assume the following: (1) a 5.50% annuity rate to convert the estimated age 65 cash balance at an annual amount; and (2) a rate of 5.50% used to calculate all unknown future years’ interest on the Cash Balance:

	Estimated Cash Balance at Age 65	Estimated Annual Benefit
Harris H. Simmons	$1,233,408	109,023
David E. Blackford	313,417	27,703
A. Scott Anderson	742,193	65,604
Doyle L. Arnold	0	0
Stanley D. Savage	24,117	2,132

Mr. Arnold’s employment commenced in December 2001. The terms of his employment stipulate that for purposes of vesting in the Value Sharing Plan and other nonqualified compensation and benefit plans, the requirement of ten years of service was replaced by a requirement that he remain employed with the Company until age fifty-nine.

Change in Control Arrangements

Effective January 18, 2002, the Company entered into change in control agreements with fourteen senior executives (“Change in Control Agreements”) and adopted a special severance plan (“Special Severance Plan”) to foster the continuous employment of certain other senior and mid-level executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

For purposes of the Change in Control Agreements and the Special Severance Plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if (1) any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities; (2) the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met; (3) a merger or consolidation of the Company is consummated; (4) the shareholders of the Company approve a plan of complete liquidation of the Company; or (5) an agreement providing for the sale or disposition by the Company of all or substantially all of the Company’s assets is consummated.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. The chief executive officer and the other four most highly compensated executives of the Company are included in this group.

The Change in Control Agreements provide that if, within the two year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his employment for “good reason” (generally an unfavorable change in employment status, compensation or benefits or a required relocation), then the executive generally will be entitled to receive: (1) a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect or the average of the executive’s three annual bonuses immediately prior to the change in control; (2) full base salary through the date of termination, any unpaid annual bonus and the targeted annual bonus pro-rated through the date of termination; (3) continuation of medical and dental health benefits for three years; (4) outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the annual base salary; and (5) full vesting in accrued benefits under the Company’s pension, profit sharing, deferred compensation or supplemental plans. If any payment or distribution to or for the benefit of the executive would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans, or other similar plans, will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. Additionally, executives will be entitled to pro-rata payment of benefits available under the Value Sharing Plan.

Commencing on the date of termination of his employment, the executive agrees to not disclose any confidential information and, for one year following such date of termination, to not solicit or attempt to solicit away from the Company any of its officers or employees.

Special Severance Plan

The Special Severance Plan covers certain mid-level executives and senior management selected by the Board of Directors. The terms of the Special Severance Plan are generally the same as those of the Change in Control Agreements. There are two levels of benefits provided under the Special Severance Plan. The Special Severance Plan provides severance benefits equal to those provided under the Change in Control Agreements, except that the salary and bonus multiplier is two for the Tier 2 plan and one for the Tier 3 plan, and the period of continued medical and dental health benefits and outplacement services is equal to two years for the Tier 2 plan and one year for the Tier 3 plan.

Vesting of Stock Options

Effective January 18, 2002, the 1998 Non-Qualified Stock Option and Incentive Plan and the Key Employee Incentive Stock Option Plan were amended to provide that outstanding options under such plans will vest immediately upon a change in control (as such term is defined in the Change in Control Agreements). If any employee holding outstanding options under either plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

Note:	Assumes $100 invested on 12-31-98 in Zions Bancorporation, the S & P 500 stock market index and Keefe, Bruyette & Woods (KBW) 50 bank stock index. Assumes reinvestment of all dividends on a quarterly basis.

COMPENSATION COMMITTEE REPORT

The following Report of the Executive Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Summary of Compensation Policies for Executive Officers

The Executive Compensation Committee (“the Compensation Committee”) of the Board of Directors has furnished the following report on executive compensation:

COMPENSATION COMMITTEE ACTIONS DURING 2003:

Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which attempt to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company’s senior managers with those of its shareholders. Executives are directly linked to shareholder returns through stock option grants, which have no value if the share price does not increase. In addition, executives are linked to critical financial results for the Company, earnings per share growth and return on average shareholder’s equity, through long term cash incentives. The process involved in the executive compensation determination for 2003 is summarized below:

•	Compensation for each of the persons named in the Summary Compensation Table, as well as other senior executives, consists of a base salary, an annual bonus and long-term incentive compensation.

Long-term incentives consist primarily of annual grants of units of participation under the Company’s Long Term Executive Incentive Compensation Plan (the “Value Sharing Plan”), supplemented by grants of stock options. The Value Sharing Plan is closely tied to Company performance as measured by earnings per share and return on shareholders’ equity. See “Long Term Executive Incentive Compensation Plan.”

•	The Compensation Committee determines base salaries and annual bonuses after a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experience and responsibilities at other institutions, individual job performance, local market conditions and the Committee’s perception of the overall financial performance of the Company (particularly operating results), without considering specific performance targets or objectives, and without assigning particular weight to individual factors. As to executive officers other than the chief executive officer, the Compensation Committee also considers the recommendations made by the chief executive officer.

•	Information regarding salaries paid by other financial institutions is provided every two to three years by an independent consultant (most recently for fiscal 2000 and fiscal 2002). The consultant compares the Company’s compensation levels with a peer group of financial institutions. In its studies, the consultant determines competitive compensation levels for a financial institution with the Company’s asset size. Both the 2000 and 2002 studies indicated that the base salary and annual bonus compensation in total for the Company’s chief executive officer was below the median total compensation level for the peer group. Base salary and annual bonus compensation for the other executive officers, as a group, tends to approximate the median for peer institutions. This peer group is not the same peer group used in the Performance Graphs.

•	Units of participation in the Value Sharing Plan’s award funds are granted on a discretionary basis, in a laddered structure reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company. The allocation of units is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of individual responsibilities. The Committee reviewed the estimated payout for the 2000-2003 period that has just concluded. (The payout under the plan for the period ending in 2003 is reflected under Long Term Compensation Awards in the “Summary Compensation Table.”) During 2003 the Committee also reviewed and approved the structure, performance targets, and levels of participation by the Company’s CEO and other executive officers in the 2003-2005 Value Sharing Plan, which consists of both a corporate plan and individualized plans for each of the Company’s six subsidiary banks.

The Company’s independent consultant has reported that in comparison to the peer group selected by the consultant, the Company’s compensation package, for the executive officers as a group (excluding the CEO), provides salary and bonus at approximately the median level as compared to peer levels, and that the CEO’s salary and bonus are at levels below those of the peer group. Both the CEO and the other executive officers receive an appropriately competitive level of long-term incentive compensation, consisting of the Value Sharing Plan and stock options. Consultant reports are merely one factor taken into consideration by the Committee in the process of making an independent and subjective determination as to compensation.

•	The Compensation Committee reviews the salary of the chief executive officer and compares it to those in peer positions in companies of similar size and performance levels, using information obtained through the Company’s independent compensation consultant concerning salary competitiveness, and extrapolating from information obtained in previous years when no survey has been conducted for the latest year. The Compensation Committee establishes the chief executive officer’s base salary and annual bonus based on the Compensation Committee’s subjective assessment of the Company’s and of the chief executive officer’s performance during the fiscal year, its expectation as to his future contributions in leading the Company, the information provided by the compensation consultant and its view of an appropriate base salary and bonus. A similar process is used by the Compensation Committee to determine the number of units of participation the chief executive officer receives in the Value Sharing Plan.

•	The Company periodically grants stock options to executives. Grants were made in January and April 2003. Such grants are discretionary by the Compensation Committee, and are typically made in a laddered structure reflecting the position of each executive officer in the Company and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options granted by other financial institutions has been provided by the Company’s independent consultant with respect to the peer group selected by the consultant.

Executive Compensation Committee

Jerry C. Atkin, Chairman

Richard H. Madsen

Roger B. Porter

EQUITY COMPENSATION PLAN INFORMATION

Information regarding shares of the Company’s common stock that may be issued under existing equity compensation plans is contained in the Company’s Annual Report on Form 10-K. No shareholder action on any of the Company’s plans is necessary this year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of Zions in the ordinary course of business during 2003. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members are independent directors of Zions Bancorporation. None of the committee’s members has ever been an officer or employee of Zions Bancorporation nor has any of them had a relationship which would require disclosure under the “Certain Relationships and Related Transactions” captions of any of Zions Bancorporation’s filings with the Commission during the past three fiscal years.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 2)

The Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2003 are described under “Independent Auditor Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends that the Shareholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for fiscal 2004.

INDEPENDENT AUDITOR FEES

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2003 and 2002.

Audit fees:  Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent auditors. Such fees include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2003 and 2002 totaled approximately $1.6 million and $1.5 million, respectively.

Audit related fees:  Audit related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions, and certain agreed-upon procedures and compliance engagements. The aggregate audit related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2003 and 2002 totaled approximately $0.7 million and $0.4 million, respectively.

Tax fees:  Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2003 and 2002 totaled approximately $0.1 million and $0.7 million, respectively.

All other fees:  All other fees billed by Ernst & Young LLP, which include the completion of our permitted internal audit outsourcing contract, general consulting fees, and other miscellaneous fees, aggregated approximately $1.3 million and $1.8 million for the years ended December 31, 2003 and 2002, respectively.

Pre-Approval Policies and Procedures:  The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit related, tax services, and all other services performed by the independent auditor.

OTHER BUSINESS

Except as set forth herein, management has no knowledge of any other business to come before the meeting. If, however, any other matters of which management is now unaware properly come before this meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders must be delivered to the Secretary of the Company at least 120 days but not more than 150 days prior to the date the Company’s proxy statement is released to shareholders in connection with the annual meeting for the preceding year, or November 15, 2004. In addition, the Company must receive proposals from shareholders on or before November 15, 2004 in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company’s 2005 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals. The notice of a proposal must contain the following items:

•	The shareholder’s name, address, and stock ownership of the Company,

•	The text of the proposal to be presented,

•	A brief written statement of the reasons why such shareholder favors the proposal, and

•	Any material interest of such shareholder in the proposal.

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	The shareholder’s name, address, and stock ownership of the Company,

•	The name of the person to be nominated,

•	The name, age, business address, residential address, and principal occupation or employment of each nominee,

•	The nominee’s signed consent to serve as a director of the Company, if elected,

•	The number of shares of the Company’s stock owned by each nominee,

•	A description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of the Company Bylaws specifying the requirements will be furnished to any shareholder upon written request to the Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating directly with the presiding director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main, Suite 1134, Salt Lake City, Utah 84111. Effective March 2, 2004, the Board of Directors formalized a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hot line,” available to employees, to the Company’s outside counsel for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company will household proxy materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions Bancorporation Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 524-4624.

APPENDIX A

Audit Committee Charter

Purpose of the Audit Committee

The Audit Committee is appointed by the Board of Directors (the “Board”) of Zions Bancorporation (the “Company”) to assist it in fulfilling its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. The Audit Committee is also responsible for preparing the report required to be prepared by the Audit Committee pursuant to the rules of the Securities & Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal audit department (all references in this charter to the internal audit department, internal audit function or the internal auditors shall include, as applicable, any co-source or outsource internal audit firm) is responsible for independently assessing such financial statements, principles and policies and internal controls and procedures as well as monitoring management’s follow-up to any internal audit department reports. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004) and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The independent auditors and internal auditors are accountable to the Audit Committee and to the Board, as representatives of the shareholders. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting). The Audit Committee has the authority and responsibility to appoint, retain and terminate the Company’s independent auditors. The independent auditors and the Director of Internal Audit shall report directly to the Audit Committee.

The independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing: (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (iii) in order to assess the auditors’ independence, all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and the matters set forth in the Independence Standards Board No. 1.

The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed for each of the last two fiscal years for the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each such fiscal year or services that are normally provided in connection with statutory or regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or reviews of the Company’s financial statements for each such fiscal year, stating the aggregate audit-related fees and also describing each subcategory of services comprising the fees disclosed under this category; (iii) tax compliance, tax advice and tax planning services for each such fiscal year, stating the aggregate tax fees and also describing each subcategory of services comprising the fees disclosed under this category; and (iv) all other products or services provided by the independent auditors for each such fiscal year, stating the aggregate other fees and also describing each subcategory of products or services comprising the fees disclosed under this category.

Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of outside counsel, accountants or other experts and advisors as it deems necessary or appropriate to aid in the performance of its duties, without seeking approval of the Board or management. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

1.	Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2.	Compensation of any advisors employed by the Audit Committee; and

3.	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Audit Committee Composition

The Audit Committee shall be composed of at least three members, each of whom is (i) “independent” under the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”), (ii) does not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board and (iii) is not an “affiliate” (as defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company or any of its subsidiaries and does not own or control 10% or more of the Company’s voting securities, or such lower measurement as may be established by the SEC. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, and the Audit Committee shall have at least one Audit Committee Financial Expert (as defined in the Sarbanes-Oxley Act and related SEC rules) and at least two members who have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication (in accordance with Nasdaq Rule 4350(d)(2)(A)(iv) and 12 CFR Part 363).

No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and discloses this determination in the Company’s annual proxy statement. One member of the Audit Committee shall be designated by the Board as its chairperson (the “Chairman”). The Chairman and Audit Committee members shall be appointed by the Board, after receiving recommendations from the Company’s Nominating and Corporate Governance Committee, on an annual basis at its organizational meeting or at such times as the Board deems necessary, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Directors will strive to maintain continuity on the Audit Committee while bringing fresh perspective to the Audit Committee as deemed advisable.

Meetings

The Audit Committee shall meet in person or telephonically on a periodic basis, to coincide with regular Board meetings, at regularly scheduled times and places determined by the Chairman, with further meetings to occur or actions to be taken by unanimous written consent when deemed necessary or desirable by the Audit Committee or the Chairman. The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements, as applicable. After each of its meetings, the Chairman will report the activities of the Audit Committee to the full Board at its next scheduled meeting.

In addition to the Audit Committee members, the following persons are invited to attend regular Audit Committee meetings:

President and Chief Executive Officer

Chief Financial Officer

Director of Internal Audit

Controller

Compliance Officer

Representatives from the Company’s independent auditors

Representatives from the Company’s internal audit co-source or outsource firm, if any

Others by invitation, as deemed advisable.

Members of the Audit Committee and other invited participants may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

The Audit Committee shall meet regularly in executive session. The Audit Committee may invite the independent auditors, the Director of Internal Audit, representatives of any internal audit co-source or outsource firm or any representatives of management to participate in a portion or all of any such executive session to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately.

Delegation to a Subcommittee

The Audit Committee may, in its discretion, delegate portions of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Duties and Powers of the Audit Committee

To carry out its purposes, the Audit Committee shall have the duties and powers set forth below.

Audit Committee Responsibilities Regarding Independent Auditors

1.	Engagement of Independent Auditors.

a.	Obtain the opinion of management and the Director of Internal Audit as to the independent auditors’ qualifications, independence and performance.

b.	Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

c.	Review and evaluate the qualifications, independence and performance of the lead partner of the independent auditors. Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors who shall report directly to the Audit Committee. This responsibility includes the resolution of disagreements between management and the independent auditors regarding financial reporting. Be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Audit Committee.

d.	Pre-approve all audit and non-audit services to be provided by the independent auditors and consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors.

e.	Require that the independent auditors prepare and deliver annually an Auditors’ Statement (it being understood that the independent auditors are responsible for the accuracy and completeness of such statement), and discuss with the independent auditors any relationships or services or other issues disclosed in such statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors.

f.	Obtain a report from the independent auditors in connection with any audit of the Company’s financial statements required under the securities laws, prior to each filing of the audit report with the SEC, describing all critical accounting policies and practices to be used, all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management (such as any “management” letter or schedule of unadjusted differences).

g.	Have a clear understanding with the independent auditors as to their accountability to the Board and the Audit Committee, as representatives of the shareholders.

h.	Make any other inquiries of the independent auditors deemed appropriate by the Audit Committee.

2.	Audit Function.

a.	Review the scope of the annual audit plan with the Director of Internal Audit and the independent auditors.

b.	Review with the independent auditors changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC, Nasdaq and other regulatory bodies that could impact the Company’s financial statements.

3.	Other Functions.

a.	Advise management, the internal audit department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices.

b.	Review and discuss, on a timely basis, the quarterly and annual financial reports (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with management, the independent auditors and the Director of Internal Audit.

c.

Discuss with management, the independent auditors and the Director of Internal Audit (i) the guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk and (ii) any significant financial risk exposures and what steps management has taken to monitor, control and report on such exposures.

d.	Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as it may be modified or supplemented.

e.	Meet with management, the independent auditors and, where appropriate, the Director of Internal Audit to:

•	discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal audit department or the independent auditors, relating to the Company’s financial statements;

•	discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•	discuss any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

•	review the form of opinion the independent auditors propose to render to the Board and shareholders;

•	discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting practices methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•	discuss the responsibilities, budget and staffing of the Company’s internal audit function.

f.	Meet privately with the independent auditors to obtain the benefit of their evaluation and opinion on (i) financial and accounting personnel, (ii) internal audit and credit examination department staff and (iii) the quality, as well as the acceptability of, accounting principles applied by the Company in its financial reporting.

g.	Consider whether there are any items for the independent auditors to report directly to the full Board.

h.	Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

Audit Committee Responsibility Regarding Internal Audit Function

1.	Review the performance and, when and as necessary, oversee the replacement of the Director of Internal Audit.

2.	Review coordination of audit plans between the internal auditors and the independent auditors.

3.	Approve an auditing procedures manual and internal audit charter and all changes thereto.

4.	Annually review with the Director of Internal Audit the scope and scheduling of internal audits planned for the year, including any audits to be co-sourced or outsourced.

5.	At least annually, discuss the adequacy of the audit risk identification process and procedures with the Director of Internal Audit, management and the independent auditors.

6.	The Director of Internal Audit will attend all regularly scheduled Audit Committee meetings and will report, as needed, on the annual audit plan, audit plan variances, staff training, staffing requirements, significant concerns, past due corrective measures on significant concerns, modifications to policy and procedures, proposed modifications to the internal auditing procedures manual or internal audit charter and any known violations of law.

7.	The Director of Internal Audit will report at least annually to the Audit Committee whether the fiduciary activities of the Company are being administered in accordance with applicable laws and regulations and with sound principles.

8.	At least annually, the Director of Internal Audit will report on the effectiveness of the co-sourced and outsourced audits, including an evaluation of the firm(s) engaged to perform these services.

Other Audit Committee Responsibilities

1.	Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

2.	Discuss with the Company’s internal and outside counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

3.	Review and discuss earnings press releases, including review of the opinions expressed by Credit Examination, acting under the auspices of the Credit Review Committee, to report independently to the Audit Committee on the adequacy and consistency of the Allowance for Loan and Lease Losses.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

5.	Establish hiring policies for employees or former employees of the independent auditors. These policies shall provide that no former lead partner, concurring partner or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company within the one year period preceding the commencement of audit procedures for the current fiscal year’s financial statements may undertake a financial reporting oversight role.

6.	Prepare any reports or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC, for inclusion by the Audit Committee in the annual proxy statement of the Company.

7.	After Audit Committee review and approval, recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Review and approve all transactions between the Company and any related party, as such term is defined by Nasdaq.

9.	The Audit Committee is granted the authority to take whatever action, whether or not covered herein, it deems necessary to fulfill the responsibilities assigned to the Audit Committee by the Board and this charter.

10.	Review and discuss quarterly summaries of compliance activities across the Company as presented to the Audit Committee by the Corporate Compliance Officer.

Performance Evaluation

The Audit Committee shall prepare and review with the Board a periodic performance evaluation that shall compare the performance of the Audit Committee with the requirements of this charter. The Audit Committee will also review and reassess the adequacy of this charter at least annually. The performance evaluation shall also recommend to the Board any improvements to the Audit Committee’s charter deemed necessary or desirable by the Audit Committee. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the Chairman of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT (FORM 10-K) FOR 2003, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN, SUITE 1134, SALT LAKE CITY, UTAH 84111.

ZIONS BANCORPORATION — ONE SOUTH MAIN, SUITE 1134 — SALT LAKE CITY, UTAH 84111 — (801) 524-4787

www.zionsbancorporation.com

ZIONS BANCORPORATION

PROXY	SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned hereby appoints A. SCOTT ANDERSON, DOYLE L. ARNOLD and W. DAVID HEMINGWAY or any of them with full power of substitution, the lawful attorneys and proxies of the undersigned, to vote all of the shares held by the undersigned in Zions Bancorporation at the Annual Shareholders’ Meeting to be held on April 30, 2004 and at all adjournments thereof upon the matters listed below.

1.	To elect Directors	FOR	☐	WITHHOLD AUTHORITY ☐

All nominees listed below (except as marked to the contrary)

INSTRUCTION: to withhold authority for any individual, cross a line through the nominee’s name in the list below:

Roger B. Porter L. E. Simmons Steven C. Wheelwright

2.	To ratify the appointment of the Company’s independent auditors for fiscal 2004.	FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To transact any other such business as may properly come before the meeting.	AUTHORITY	☐	WITHHOLD AUTHORITY ☐

UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS and OTHERWISE IN THE DISCRETION OF ANY OF THE APPOINTEES AS PROXIES.

Dated , 2004.
Please sign exactly as name appears on reverse side.